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                                                                   Exhibit 10.20


                                   AGREEMENT

                                    Between

                             BREMEN, INDIANA PLANT
                                of SKF USA, INC.

                                      and

                          INTERNATIONAL UNION, UNITED

                           AUTOMOBILE, AEROSPACE AND

                        AGRICULTURAL WORKERS OF AMERICA,

                                     U.A.W.

                                   Local 1368

                            Effective July 20, 1996
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                                     INDEX

Article                                                                     Page

     I       Agreement ..................................................... 1

    II       Union Recognition ............................................. 1

   III       Agency Shop and Check-off ..................................... 2

    IV       Cooperative Union Management .................................. 3

     V       Rights and Functions of Management ............................ 4

    VI       Strikes and Lockouts .......................................... 4

   VII       Production Standards and Incentive Pay ........................ 5

  VIII       Job Evaluation Plan ........................................... 6

    IX       Hours of Work and Overtime Pay ................................ 7

     X       Vacations and Vacation Pay ................................... 10

    XI       Holidays ..................................................... 12

   XII       Seniority .................................................... 13

  XIII       Settlement of Differences .................................... 19

   XIV       Wages and Rates of Pay ....................................... 21

    XV       Insurance Benefits and Pensions .............................. 22

   XVI       Jury Duty, Bereavement and Military Reserve Pay .............. 23

  XVII       Safety and health ............................................ 23

 XVIII       Plant Rules .................................................. 24

   XIX       Leave of Absence ............................................. 24

    XX       Amendments and Modifications ................................. 25

   XXI       Termination and Notice ....................................... 26

             Rates of Pay by Labor Grade .................................. 28

             Memo of Understanding ..................................... 34-41
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                                   AGREEMENT

                                   ARTICLE I

Section 1.

      This agreement, dated the 20th July 1996, is entered into between the Bremen, Indiana plant of SKF USA. INC., (hereinafter called the "Company") and the INTERNATIONAL UNION, UNITED AUTOMOBILE, AEROSPACE AND AGRICULTURAL IMPLEMENT WORKERS OF AMERICA (UAW) and its Local 1368 (hereinafter called the "Union").

Section 2.

      In consideration of this Agreement, the parties agree that it is the intent and purpose of the parties hereto that this Agreement is the complete Agreement covering rates of pay, hours of work and working conditions to be observed between the parties, and to provide orderly relationships between the Company and the Union, and to secure prompt disposition of differences between the parties pertaining to the compliance with or application of this Agreement.

Section 3.

      In recognition of its responsibility as the exclusive agent of the employees, the Union agrees that it will actively cooperate in discouraging absenteeism and tardiness, and that it will actively support proper Company efforts to eliminate waste, improve quality, prevent accidents, and strengthen good will between the Company, the employees, the customers, the Union and the public. The Union also confirms that it subscribes to the concept of a fair day's work for a fair day's pay.

                                   ARTICLE II
                               Union Recognition

Section 1.

      The Company recognizes the Union as the sole collective bargaining agency with respect to rates of pay,


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      hours of work, and conditions of employment for employees engaged on jobs in the Company's Bremen, Indiana plant.

Section 2.

      The term "employee" as used in this Agreement shall apply to all production and maintenance workers engaged on jobs in the Company's Bremen, Indiana plant who are on an hourly or incentive basis, but excludes watchmen, salaried employees and supervisory employees with authority to hire, promote, discharge, discipline or otherwise effect changes in the status of employees or effectively to recommend such action. Nor does the term "employee" apply with respect to those part-time employees who are hired by the Company to perform certain functions in accordance with an Agreement between the Company and civic officials involving the utilization of part-time high school students.

                                  ARTICLE Ill
                           Agency Shop and Check-off

Section 1.

      Each employee who on the effective date of this Agreement is a member of the Union in good standing and each employee who becomes a member after that date shall, as a condition of employment, maintain his membership in the Union.

      Each employee hired on or after August 12, 1972, shall as a condition of employment, beginning on the 30th day following the beginning of such employment acquire and maintain membership in the Union.

Section 2.

      The Company, for those employees who have heretofore, or hereafter by written authorization so directed, shall deduct from the first pay of each month the proper Union dues for the previous month, an initiation fee for new members, the assessments and promptly remit same to the International Secretary-Treasurer of the Union. Changes in dues and assess-


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      ments will be made only as authorized in writing by the International
      Secretary-Treasurer of the Union to the Company.

                                   ARTICLE IV
                          Cooperative Union Management

Section 1.

      The Company and the Union agree that they will not discriminate in the hiring or employees, or in their training, upgrading, downgrading, promotion, transfer, layoff, discipline, discharge or otherwise because of race, creed, color or national origin, age, union affiliation, sex or marital status.

Section 2.

      The Company and the Union recognize the advisability of making every effort to constantly improve relationships between the Company, the Union and all employees. To this end, a committee composed of two members of the Union and two members of management shall meet for one hour at least once a month on Company time to discuss problems and/or grievances which may cause a disruption in relationships or to suggest means of improving relationships. The General Manager and the International Representative may attend these meetings. The purpose of these meetings is to prevent, where possible, the use of the Arbitration Clause of this Agreement, as such is both costly to the parties and further, bilateral good faith collective bargaining is ineffective when a third party is called for the purposes of determining the intent of the Agreement.

Section 8.

      a) It is the duty of every employee to apply himself diligently to his work during all of his working hours and to this end the Union will support the Company's efforts to curb absenteeism and the practices which curtail production; to eliminate waste and inefficiency; to improve the quality of workmanship; to prevent accidents, and to promote good will between the Company and the employees.


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      b)    The Union will cooperate wholeheartedly with the Company in a concerted drive for better quality and quantity of production. It should be the responsibility of each employee to see that the work performed is up to required standards and that no defective work is concealed.

                                   ARTICLE V
                       Rights and Functions of Management

Section 1.

      The control of all matters relative to the management and operation of the plant and the operation of the Company's business which was vested in the Company prior to the execution of this Agreement shall continue as a management right, except as these matters may be expressly limited by the terms of this Agreement. The Company and the Union in the exercise of their rights shall observe the provisions of this Agreement.

Section 2.

      The violation by either party of any provision of this Agreement shall not render the Agreement inoperative, and the sole and exclusive method of remedying any dispute which may arise hereunder shall be Article XIII, Settlement of Differences.

                                   ARTICLE VI
                              Strikes and Lockouts

Section 1.

      During the existence of this Agreement, the Union agrees that neither it nor any employee shall engage in any strikes, work stoppages, or slowing down of work, or any other interference with the normal production of the plant, or shipments from the plant of products produced herein, or shipments of necessary materials to the plant. Any violation of this Section by any employee shall be cause for dismissal or suspension.

      In the event there is an interruption of production because of a concerted action, the Union, through the


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      International Representative and Local President, shall immediately direct cessation of such interruption.

Section 2.

      The Company, for itself, its supervisors and authorized representatives, agrees that during the term of this Agreement there shall be no lockouts in the Company's plant.

                                  ARTICLE VII
                     Production Standards and Incentive Pay

Section 1.

      It is understood that the Company may make, at any time, motion, time or methods studies required for the efficient operation of its business, and may establish standards and levels of performance, and may audit its standards when it deems this to be necessary in the interest of its business. New equipment or machinery will be rated within ninety (90) days. If no rates are applied during this period, the affected employee will be paid four (4) labor grades above his base rate for 90 days. If rates are not then instituted, the employee will be paid an additional labor grade until rates are established.

Section 2.

      Once a production standard has been established, the equity of such a standard may be challenged under the procedure set forth in Article XIII, Settlement of Differences. Should the Union dispute the equity or fairness of a production standard, the Company will review with a proper Union steward, upon his request, the data relating to the production standard.

Section 3.

      A production standard may be changed whenever a substantial and continuing change in material, method, specifications, or equipment, or an accumulation of such changes, or an obvious clerical error or mechanical error has occurred, that has a substantial effect on the productivity of the job.

Section 4.

      It is recognized that the Company has the right to institute incentive standards, with the understanding that such incentive standards shall be set in such a manner so that qualified operators working at a nor-


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      mal pace can produce work at 100% of standard. Wherever an incentive standard is established, the bonus payment shall not be less than 1% of base rate for each 1% increase above standard, and all incentive pay shall be calculated on a weekly bases. The equity of any standard shall be subject to the grievance procedure and the data shall be made available for review by a designated local union official or any International time study representative. The Company guarantees that all incentive standards shall be paid off of the base rates as outlined in Appendix "A".

Section 5.

      When an employee performs any work which does not meet the required specifications, he shall not receive any pay or credit for the work except for his guaranteed base rate on a weekly basis. However, when the cause for rework is beyond the operator's control, this provision will not apply.

                                  ARTICLE VIII
                              Job Evaluation Plan

Section 1.

      Jobs shall be classified in their appropriate work grades by the Company, using the National Metal Trades Associate's Job Evaluation Plan. Job descriptions, labor grades, and rates of pay have been prepared and are in effect for all present jobs. When conditions warrant such action, the Company will establish new job classifications, change, or add to and remove jobs or job descriptions. When new jobs are established, or changes or additions made to existing jobs, new job descriptions will be drawn and evaluated by the Company in accordance with the NMTA Job Evaluation Plan. Union must be furnished a current copy of the NMTA Job Evaluation Plan being use by the Company.

Section 2.

      All job rates of pay in effect at the time of this Agreement are effective and properly evaluated and shall not be subject to process under the grievance procedure section of this contract. Any new or changed job or


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      job rate may be subject to processing under Article XIII, Settlement of
      Differences. Such processing shall be confined to the result of the application of the NMTA Job Evaluation Plan. The Plan itself shall not be subject to processing under Article XIII, Settlement of Differences, nor shall it be, in any manner or detail, subject to arbitration under this Agreement.

Section 3

      (a) Rates of pay and effective date thereof are listed for each of the labor grades as outlined in Appendix "A" of this Agreement

Section 4.

      The following method will be used in determining the work grade to be assigned to a job:

            The job will be analyzed and reviewed by the Company's Job Analyst who will write up a description of the general details considered necessary to describe the principal functions of the job identified, which description shall not be construed as a detailed description of all of the work requirements that may be inherent in any given job. A copy of all job descriptions shall be made available to the Union for their inspection and review.

                                   ARTICLE IX

                         Hours of Work and Overtime Pay

Section 1.

            This Article is intended only to provide a basis for calculating overtime. It shall not be construed by the Union or any of its members as limiting or guaranteeing the number of hours to be worked by an individual employee or group of employees per day or per week.

Section 2. Work Week.

            A normal work week shall consist of five consecutive eight hour days from Monday through Friday except where off standard work weeks are established, in which event the work week shall consist of five consecutive days followed by two days of rest.


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Section 3.

      A day shall he defined as a consecutive 24-hour period beginning with the starting time of an employee's shift. Eight continuous hours of work, interrupted by regularly scheduled lunch periods shall constitute a day's work.

Section 4. Standard Schedules.

      Except where an off-standard work week is established, the standard one, two, three, and four shift schedules listed below shall be the hours of work, unless by agreement between the Union and the Company they are altered.

     One shift operation:                     7:00 a.m. to 3:30 p.m.

     Two shift operation:                     7:00 a.m. to 3:30 p.m.
                                              3:30 p.m. to 12:00 midnight

     Three shift operation:                   7:00 a.m. to 3:30 p.m.
                               3:00 p.m to 11:00 p.m. and 11:00 p.m to 7:00 a.m.

     Four shift operation:

             A       B            C                     D
Sunday      Off     Off      Sat. 11:00 p.m.      3-11
                             Sun. 7:00 a.m.

Monday      7-3     Off      Sun. 11:00 p.m.      3-11
                             Mon. 7:00 a.m

Tuesday     7-3     3-11     Mon. 11:00 p.m.      Off
                             Tues. 7:00 a.m

Wednesday   7-3     3-11     Tues. 11:00 p.m.     Off
                             Wed.   7:00 a.m

Thursday    7-3     3-11     Off                  Wed.  11:00 p.m.
                                                  Thurs. 7:00 a.m.

Friday      7-3     3-11     Off.                 Thurs.  11:00 p.m.
                                                  Fri.     7:00 a.m.

Saturday    Off     3-11     Fri.  11:00 p.m.     7-3
                             Sat.   7:00 a.m.

      Employees working on the B shift shall be paid at time and 1/8 for hours worked on Saturday.

      Employees working on the C and D shifts shall be paid at time and 1/8 for hours worked on Saturday and time and 1/4 for hours worked on Sunday.

      Employees on the B shift will be paid the second shift premium and employees on the C and D shifts will be paid the third shift premium.

      No employee hired prior to 7/21/90 will be obligated to work on the D shift.


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Section 5. Division of Overtime and Overtime Pay.

      All overtime shall be distributed as equally as practicable within the department, classification and shift in accordance with the respective departmental agreements. Overtime scheduling shall be compulsory for 48 hours where scheduled absences and vacations must be covered. In the case of scheduled vacations and scheduled absences, employers will be polled by seniority to fill in. If there are no volunteers, the least senior employees in the classification will be assigned. An excused absence is the exception to these rules. On a daily basis, notification for scheduled overtime will be at least four (4) hours prior to the end of a shift. Whenever possible, notification for sixth and seventh day overtime will be posted prior to the end of the shift on the third working day of the scheduled week.

      A. Except as provided in B, below, time and one-half shall he paid for all hours or parts of hours worked:

            (1)   In excess of eight (8) hours in any one work day.

            (2)   In excess of forty (40) hours in any one work week.

            (3)   On Saturday, except for off-standard work weeks.

            (4) On the sixth day of their scheduled work week for employees on off-standard work weeks.

      B. Double time shall be paid for all hours or parts of hours worked:

            (1)   On Sundays, except for off-standard work weeks.

            (2) On the seventh day of their scheduled work week for employees on off-standard work weeks.

      C. Overtime rates and premium rates shall not be paid to employees on more than one overtime or premium basis whether hourly, daily, or weekly.

      D. Company liability with respect to mis-scheduling of overtime shall be limited to a make-up turn. In the event that an employee is bypassed for a make-up turn the Company will be liable for payment. An employee who is not notified for an overtime turn within contractural limits shall not be charged with a turn. An employee scheduled to work on his 6th or 7th day shall have a 24 hour notice of cancellation of such work except in


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            emergencies. If notice is not given, the employee scheduled will receive 4 hours pay at the appropriate rate.

      E. If a holiday falls on Friday or Monday and overtime is scheduled on the succeeding or preceding Saturday, it will be on a voluntary basis.

Section 6. Call In Pay.

      Employees called into work within a twenty-four (24) hours period from the starting time of their shift shall be guaranteed a minimum of four (4) hours pay at time and one-half.

Section 7.

      Employees who report for work as scheduled or who report for work upon notification to report shall, regardless of whether or not work is available for them be guaranteed a report in pay of no less than four (4) hours at their regularly assigned personal rate.

      A. Employees will not be paid under this Section if:

            (1)   They are unfit for work;

            (2) Work is unavailable as a result of causes beyond the control of management;

            (3)   They are notified not to report for work with 24 hours notice;

            (4) They refuse to perform work available within their department unless such work is not available and they refuse to perform other work for which they are qualified.

                                   ARTICLE X
                           Vacations and Vacation Pay

Section 1.

      The vacation year shall begin on January 1 and end on December 31. The period for taking vacation time off shall begin with the first full week in January and end with the last full week in December, with the understanding that this period shall not detract from the Company's right to establish a vacation shutdown period. However, if there is a vacation shutdown the period for such shutdown shall be limited to the months of June, July and August. Plant shutdown shall be posted by the end of the first full week of the year.


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Section 1a.

      Tool room and maintenance employees will be given 120 days notice prior to the plant shutdown if they are not scheduled to work. If the Company fails to provide such notice, time off during the shutdown for the affected employees will not be charged to vacation.

Section 2.

      Each employee who is actively on the payroll on December 31, or the Sunday closest to December 31, shall be entitled to his full vacation benefits notwithstanding the fact that his services may have been terminated for any reason in the ensuing year prior to the receipt of vacation pay.

Section 3.

      Employees who were not on the active payroll on December 31 or the Sunday closest to December 31, but who become active thereafter as a result of recall or return from a leave of absence will receive vacation pay on a prorated basis computed at one-twelfth (1/12th) of his benefit for each full month of service in the current vacation year. Employees recalled on or before the 15th of any month shall be given credit for the full month.

      Employees whose benefits are computed under this Section 3 shall forfeit such benefits if:

      (a) They are discharged; or

      (b) They resign without giving five (5) days' written notice to the Company.

Section 4.

      Effective January 1, 1982, vacation benefits for eligible full time employees shall be as follows:


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      Accredited Service
      Prior to December 31                             Vacation
      of Vacation Year            Vacation Time        Pay Hours

      1 year to 2 years           1 week and 1 day         68
      2 years to 10 years         2 weeks and 1 day       108
      10 years to 15 years        3 weeks and 1 day       148
      15 years to 20 years        3 weeks and 4 days      172
      20 years and over           4 weeks and 1 day       188

      An employee will receive vacation pay at his straight time average hourly rate based upon its highest 8 weeks earnings during the first six months of the calendar year. For an employee who takes his vacation prior to July, his straight time average hourly rate will be based on his highest 8 weeks earnings during the last 6 months of the previous calendar year.

                                   ARTICLE XI
                                    HOLIDAYS

Section 1.

      The following days are those to which the provisions of this Article apply:

      Day Before New Year's Day               New Year's Day
      Good Friday                             Memorial Day
      Independence Day                        Labor Day
      Thanksgiving Day                        Day After Thanksgiving Day
      Day Before Christmas                    Christmas Day

      * Four (4) Personal Holidays


      * (Except when July 4th falls on a Tuesday or Thursday in a given year, in which case one of the holidays will be either on the Monday preceding July 4 or on the Friday following July 4.

      All employees with ninety (90) days continuous full time employment shall be eligible to receive holiday pay provided they are on a working status at the time of the holiday, and work the scheduled hours on the working days before and after the holiday or the day in which the holiday is celebrated, unless the employee is excused for legitimate reasons. No more than 8 hours will be scheduled on those days and the Company will be liable for hours scheduled if it does not provide the work.


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Section 2. Holiday Pay

      (a) Any work performed on a holiday shall be on a voluntary basis and the employee shall be paid double time for all hours worked in addition to the regular holiday pay.

      (b) If a holiday falls during a paid vacation, the employee will receive an extra day off with pay or may be paid in lieu of the holiday.

      (c) Pay for the above-mentioned holidays shall be on a one pay basis only. There shall be no pyramiding of overtime pay for holidays. Regular holiday pay shall be on the basis of eight (8) hours at the employee's personal base rate.

                                  ARTICLE XII
                                   Seniority

Section 1.

      The Company hereby recognizes the principle of seniority and all seniority provisions shall operate on a departmental basis in accordance with the procedures hereinafter listed in this Article.

      A. Seniority shall accumulate from the original date of employment for every employee covered by this Agreement and said seniority rights shall cease upon the occurrence of any of the following acts or conditions:

            (1)   A voluntary resignation or quit.

            (2)   A discharge for cause.

            (3) A layoff of more than 42 months or a leave of absence of more than one (1) year's duration, however, in the case of a medical leave such leave may be extended by mutual agreement.

            (4) Failure to report for work within five (5) working days from the date of recall from lay-off or leave of absence.

            (5)   Failure to request excused absence after three (3) days.


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            (6)   When an employee with less than one (1) year's service is laid off, such employee shall have recall rights not to exceed one
                  (1) year.


            (7) The Company will inform the Union President three days prior to the advent of a layoff and/or a recall to and from the street. An employee who is initially bumped will be notified three (3) days in advance.

      All employees with less than ninety (90) days of continuous service shall be considered probationary employees. After completion of the ninety (90) days' probationary period, the employee's record of continuous service will date back to the original date of his employment.

Section 2.

      Seniority shall at all times be recognized for the purposes of upgrading and layoff and recall provided the employee possesses the necessary skill and ability to perform the job in question.

Section 3. Job Opening and Upgrading Procedure.

      (a) When a job is declared open by the Company there shall be a shift preference right which will operate within the department and classification involved before the open job is posted.

            1. If no employee in the plant has recall rights to the open job, it will be posted plantwide so that any employee previously qualified on the job may bid before an employee laid off from the Company who has rights to that job is recalled. If no person on layoff fills the open job, it will be posted plantwide so that any employee will have the chance to bid before hiring from outside. This in not applicable to grades 10, 11, and 12.

      (b) When a job is posted for bid, it shall remain on the bulletin board for a period of 4 days including Saturdays, Sundays and holidays. Employees will also have the right to designate in advance with the Company personnel office, their desire to upgrade to specific jobs.

      (c) Any successful applicant for a job who moves into a new department shall take all his seniority into that department after the period of ninety (90) continuous days of work within the new department.


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            In the event of work force reduction probationary employees will be considered as without seniority rights and will be laid off prior to any other employees in the department.

            With respect to those employees who have less than ninety (90) days in a department and are not probationary employees. Company seniority will determine which employee will be affected in case of layoff.

      (d) Any employee who fails to meet job requirements on any job where he is a successful bidder shall be returned to his former job, department and shift.

      (e) After any upgrading or bidding, an employee will be restricted from bidding again for another job for a period of nine (9) months. This restriction will be waived in the event that an opening occurs in maintenance or in the tool room for L.G. six and above. If after bidding on a posted job an employee is disqualified by the Company, he may bid on another posted job at any time, provided all means for filling that job have been exhausted in conformance with Article XII of the Agreement. After an employee has bid on a job he may disqualify himself on that job at any time prior to the passage of forty-five (45) days or the Company may disqualify him in a ninety
            (90) day period.

            After an employee has been disqualified from a job by the Company, he may bid on that job again after a one year period; however, if he is again disqualified from the job he will not be permitted to bid it in the future

      (f) Downward moves will only be permitted in the case of advanced age, health or other special conditions subject to management's approval. The one exception will be for a downward or lateral bid to an opening in maintenance or tool room (labor grade 6 and above).

            In the case of an application for a downward move due to age or health, the Joint Union-Management Seniority Committee will endeavor to seek placement of the employee in a job he is able to per-


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            form at base rate earnings as close as possible to his present base rate provided he has the ability and seniority to hold such job.

      (g) Any incapacitated employee who is unable to perform the work in his classification shall be given consideration by the Company for another job that he is able to perform during his period of incapacitation. If he is assigned a job, he shall be paid at the rate of that job. "Employees with medical limitations working in the plant must provide the Company with monthly updates from a physician selected by the Company and at the Company's expense. However, if there is a dispute between the Company doctor and the employee's personal physician, a third doctor will be consulted to settle the issue." The third doctor will be at the Company's expense.

      (h) Consistent with the terms of this contract, an employee will have the right to move laterally on an open job.

Section 4. Lay-Offs

      When an employee is laid off from his department and job classification he shall have the option of retrograding in compliance with (b) below or he may displace the least senior employee in his labor grade in his unit. If his seniority precludes the displacement of any employee in his labor grade, he may bump the least senior employee on a lower base rate job within the unit.

      (a) When a move has been effectuated under the seniority provisions of the contract, the affected employee will be allowed to exercise a shift preference so long as it is consistent with his seniority.

      (b) In the event of a lay-off, the affected employee will be given the opportunity, seniority permitting, to retrograde into any job previously qualified on while in the employ of the Company. Retrograde may mean upward, downward or lateral movement.

      (c) After an employee has exhausted all seniority moves under the provisions of the contract, he will be given the opportunity to bump a less senior employee, providing he can perform that job proficiently within a three (3) week period.

      (d)   After an employee has exhausted all seniority


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            moves under the provisions of the contract, he will be recalled to any job by seniority in Labor Grade 9 or below provided he hasn't waived his rights to that job and he will be given up to three weeks to demonstrate proficiency on the job. This section is not applicable to maintenance and tool room jobs.

      (e) When an employee is laid off, he will be asked whether he will accept recall to any job or just his own. If the employee waives recall to other jobs, he will be recalled only to his own job. If the employee accepts recall to jobs other than his own, he may not refuse those jobs when offered. An employee, on layoff, may revise his status concerning the job or jobs to which he'll return by notifying the Company in writing. Such notification may be made no more than twice a year during any given layoff. Recall rights are for 42 months.

      (f) If an employee is recalled by the Company and subsequently disqualifies himself or is disqualified by the Company, his subsequent placement will be in accordance with Section 4 (a), (b),
            (c) and (d).

Section 5.

      This Article does not limit or guarantee the number of hours to be worked by any department or any employee. In the event of a curtailed work week the days worked shall be consecutive beginning on Monday except for off-standard work schedules. If curtailment is necessary beyond four (4) weeks, the Union may discuss alternatives with the Company.

Section 6.

      Bulletin Boards shall be provided for all seniority lists and other Union purposes as well. It is understood that the Union officers shall submit any document to be posted on the bulletin boards to the appropriate representative of management for his approval prior to posting.

Section 7.

            It is understood that the following Union officers shall have top seniority during their respective terms of office:

                  1. President

                  2. Vice President

                  3. Financial Secretary

                  4. Recording Secretary

                  5. Bargaining Committee Members

            This seniority shall be for the purpose of layoff and recall only. The four top Union officers shall be assigned to the first shift.

Section 8.

            The committeeman on each shift shall hold top seniority on his respective shift for the purpose of layoff and recall only. This seniority shall not take precedence over the officers as listed in Section 7.

Section 9.

            It is understood that any employee promoted from the bargaining unit will have 60 days to return with his accumulated seniority except for 30 days. If the employee does not return to the bargaining unit in that time, he will lose all his seniority and may return thereafter only as a new employee. Any return to the bargaining unit must be to a posted job. If there is no posted job, the affected employee may bump the least senior employee whose job he can perform. The job in question must be labor grade 7 and below. This section does not apply to any employee who left the bargaining unit prior to July 21, 1978.

Section 10.

            Employees applying for jobs in Labor Grade 8 and above shall be required to pass a job test in connection with job openings in such labor grades. The following procedure will apply:

                  The Company will pay 100% of tuition for any required courses.

                  Testing will be administered and evaluated by an independent agency.

                  Openings will he filled from within on a seniority basis providing applicants pass the test. If no one qualifies, the Company may seek outside applicants. A joint Union-Company trades committee will be established to oversee the program.

      To attain L.G. 12, an employee must become progressively adept at performing the duties of each higher grade. The applicant will require a minimum of two years of successful work in on-the-job training or successfully complete 350 hours of training at an accredited technical school outside of Company hours.

      If an opening occurs in the Toolroom and it cannot be filled with a qualified employee either in or out of the plant, the Company will establish a training program to fill the job.

                                  ARTICLE XIII
                           Settlement of Differences

Section 1.

      A grievance shall be defined as any dispute which arises between the Company and the Union over the compliance with or application of this Agreement as it pertains to any bargaining unit employee other than a probationary employee, and all such differences shall be settled in the following manner.

      Step I. Between the employee and his foreman; or at the request of either the committeeman or the employee, between the employee, committeeman and fore man. If the dispute is not settled in accordance with an oral discussion between the foreman, the employee and/or the committeeman, then the dispute may be reduced to writing and submitted to Step 2 within two
      (2) days from the date of the initial discussion.

      Step II. Within five (5) days from the date of receipt of a written grievance, it shall be heard by the Step II committee which shall consist of two representatives of management and two representatives of the local Union, or as a minimal requirement a date will be set for the hearing without exception. If the dispute still remains unsettled, it may be placed by the Union on the Third Step Agenda within seven (7) days following the hearing in Step II.

      Step III. The Step III committee shall hear all cases which have been unresolved in Step II and said committee shall consist of two representatives of management and two representatives of the local Union. In addition, the General Manager and a representative of the International Union may sit in on any third step hearing. In the event that the dispute is not resolved in the third step, the Union may file the said difference for arbitration within ten (10) working days after the date of the third step meeting, but the said ten (10) days may be waived by mutual agreement between the Union and the Company so as to further discuss the subject of the dispute under the cooperative management clause of this Agreement.

      If a grievance in Step 2 is not heard within the 5 day limit it will be placed immediately on the third step agenda.

Section 2.

      If a grievance hereunder is referred to arbitration, the parties will use the arbitration procedures of the Federal Mediation Service. If a grievance is submitted to arbitration, the decision of the arbitrator shall be final and binding on both parties and any cost with respect to said arbitration shall be borne equally between the parties.

Section 3.

      In connection with the settlement of grievances, the Company hereby agrees to be liable to pay up to two (2) hours per month for no more than three
      (3) Union representatives engaged in the hearing of disputes under this Section of the Labor Agreement. No issue in dispute under this Labor Agreement shall be arbitrable unless the said issue involves the meaning, application of, or compliance with a specific provision of this Agreement or the intent thereof. The arbitrator shall not add to, subtract from, or modify any of the provisions of this Agreement, and shall not reverse management's decision except when, in the judgment of the arbitrator, management has acted without just cause. The arbitrator's award shall in no case be retroactive beyond thirty (30) days prior to the filing of the written grievance which constituted the issue in question.

Section 4.

      Except for grievances involving seniority, all grievances must be filed within thirty (30) working days from the date of its occurrence. In no case, however, shall the Company's liability for retroactive pay exceed a period of thirty (30) days prior to the date on which the grievance is filed. Grievances not so filed shall be deemed to have been waived and shall not be raised thereafter. Grievances resolved in either Step

      I, Step II, or Step III above shall be considered satisfactorily settled, closed on the record, and shall not be reopened.

Section 5.

            Grievances which shall arise between the Union and the Company concerning employee discipline shall have priority over all other cases under this Article XIII of the Labor Agreement.

                                   ARTICLE XIV
                             Wages and Rates of Pay

Section 1.

      Top wage rates for all labor grades are listed below:

          Labor    July 20    Labor    July 20    Labor    July 20
          Grade     1996      Grade     1996      Grade     1996

            1      $11.09       5      $11.64       9      $12.02
            2       11.22       6       11.79      10       12.11
            3       11.43       7       11.87      11       12.19
            4       11.54       8       11.95      12       12.27

Each grade will be increased by another $0.30 effective July 19, 1997. Each grade will be increased by another $0.30 effective July 18, 1998. Employees hired between July 21, 1984 and July 17, 1996 will have their rates increased by an additional .l0 cents on July 20, 1996 by an additional .10 cents on July
19, 1997 and by an additional .05 cents on July 18, 1998. This amount of .25 per hour is in addition to the general increases granted under this Labor Agreement.

Section 2.

            New employees without previous experience will be hired at the appropriate rate as shown on the progression rate scales outlined in Appendix "A" of this Agreement.

Section 3.

            Employees who have some experience will be placed at a rate on the progression rate scale commensurate with their experience and ability to perform the job between the minimum hiring rate for the labor grade up to and including the full job rate if the employee is fully qualified. In no case shall any employee receive less than his present rate when he is accepted for training on another job provided the move is lateral or up.

Section 4.

            Any employee on a progression rate shall be reviewed periodically and appropriate adjustments shall be made on the basis of the review period until the employee reaches the full rate of the job. Employees in Labor Grade 9 and below shall be reviewed every thirty (30) days and adjustments will be automatic unless the employee is removed from the job. Employees in Labor Grades 10, 11, and 12 shall be reviewed every 30 days and adjustments will be made on the same basis as Labor Grades 9 and below.

Section 5.

      Employees working on a scheduled second shift shall be paid a night shift premium of 20(cent) per hour. Employees working on a scheduled third shift shall be paid a night shift premium of 22(cent) per hour. Employees assigned to one shift shall not receive a premium applicable to another shift for any reason.

Section 6.

      Any employee on transfer to another job shall be paid the rate of his job or the rate of the job to which he is transferred, whichever is higher.
      An incentive employee will be paid five (5) labor grades higher than his base rate in those cases where the job to which he is transferred causes a loss of earnings. Temporary transfers will not exceed ninety (90) days in a year unless otherwise agreed to. If a transfer exceeds ninety (90) days, the job will be posted. The Company will not use the temporary transfer provision in cases involving the use of employees working out of their job descriptions for periods of less than four (4) hours duration.

                                   ARTICLE XV
                        Insurance Benefits and Pensions

Section 1.

      A Pension Agreement and Insurance Program have been provided in Agreements which are separate and apart from this contract booklet.

Section 2.

      With respect to pension service credits, all active employment time accrued prior to the acquisition of the Bremen Bearing Company by S K F Industries, Inc., shall be counted as years of service for pension eligibility purposes.

Section 3.

      Each employee will be provided with a booklet outlining the pension and insurance benefits.

                                  ARTICLE XVI
                Jury Duty, Bereavement and Military Reserve Pay

Section 1. Jury Duty Pay.

      Any employee who is called for Jury Duty service shall be excused from work for the days on which he serves and he shall receive for each such day of jury service on which he otherwise would have worked, the difference between eight (8) times his assigned base rate and the payment he receives for jury service. The employee will present proof of service and the amount of pay received therefor.

Section 2. Bereavement Pay.

      Employees will be paid by the Company for time lost due to death in the immediate family. Such pay to be no more than their assigned rate for a period not in excess of three (3) work days. Immediate family includes mother, father of employee, husband or wife, children, brother or sister, mother-in-law, father-in-law, grandchildren, stepchildren, stepparents, grandparents, son-in-law and daughter-in-law.

Section 3. Military Reserve Training Pay.

      An active employee who is required to attend Military Reserve Training Encampment will receive the difference in pay between his assigned base rate and payment received for his military service. Payment hereunder shall be based on proof of service and shall not exceed a period of eighty
      (80) hours.

                                  ARTICLE XVII
                               Safety and Health

Section 1.

      Heating, lighting, toilet, locker and sanitary facilities and all protective devices necessary to protect the health of employees shall be provided by the Company as prescribed under the Laws of the State of Indiana and the United States. The Union will at all times cooperate with and assist the Company in maintaining and improving safety and health conditions in the plant.

                                 ARTICLE XVIII
                                  Plant Rules

Section 1.

      The Union recognizes that it is necessary for the Company to issue rules from time to time governing the conduct of employees and that it is the duty of each employee to familiarize himself with such rules and regulations. This does not constitute acceptance by the Union of any specific rules not in compliance with the provisions of this Agreement.

                                  ARTICLE XIX
                                Leave of Absence

Section 1.

      A. Employees who are to be absent for more than one week for personal illness or physical disability and who have acquired one (1) year of service with the Company, will be granted a leave of absence up to one (1) year. (Employees with sixty (60) days seniority but less than one (1) year of service will be granted a leave of absence for the period equal to their length of service.) Leaves of absence will only be granted upon written request and when accompanied by a physician's statement. Such leaves will be granted without pay except seniority will accumulate for the duration of the leave. Requests for personal leaves of absence for unusual reasons may be made through the Plant Manager. Such leaves, if granted, shall not be in excess of two weeks.

      B. Employees applying for a leave of absence or returning from a leave of absence may be subject to a medical examination and approval by a Company appointed physician.

      C. An employee with a physician's statement must renew medical certification every three (3) months.

Section 2.

      Any employee who is elected or appointed to a position with the International Union (UAW) will be granted a leave of absence for the duration of his assignment upon written request by the Inter-national Union. Seniority will accumulate during such leave but without pay or other benefits except for pension purposes.

Section 3.

      A. Failure to report to work within five days after the expiration of a leave of absence or extension thereof shall constitute a voluntary resignation.

      B. Employees returning to work after a leave of absence will be placed on the same job held at the beginning of the leave based on their seniority and provided they are able to perform the full job requirements.

Section 4.

      A. Any employee who has been granted a leave of absence and who while on leave of absence, seeks or accepts other employment or who engages in any business or occupation shall be considered as having voluntarily quit. Exceptions to this Section may be made by mutual agreement.

                                   ARTICLE XX
                          Amendments and Modifications

Section 1.

      This agreement together with the insurance plan, wages and rules referred to herein constitutes the entire Agreement between the Parties and concludes collective bargaining for its term. In the event any of the provisions of this Agreement shall become invalid or unenforceable by reason of any federal or state law or executive order now existing or hereafter enacted, such invalidity or unenforceability shall not have any effect on the remaining provisions of this Agreement.

Section 2.

      No amendments or modifications of this Agreement shall be valid except when committed to writing and signed by the authorized representative of both parties. The authorized representatives of the Union shall include the duly authorized representatives of the International Union and the duly authorized representatives of the Local Union No. 1368.

                                  ARTICLE XXI
                             Termination and Notice

Section 1.

      This agreement between the parties shall remain in force for the period commencing on July 20, 1996 and ending 12:00 midnight July 16, 1999 and shall automatically renew itself from year to year thereafter unless written notices of the desire to terminate or amend any portion of any of the terms hereof is given by either party to the other, at least sixty
      (60) days prior to July 16, 1999 or in the event this Agreement is renewed such notice shall then be given at least sixty (60) days prior to any subsequent annual expiration date.

      If notice of the desire to terminate or amend shall be given, as provided in the preceding paragraph, negotiations for the new or amended Agreement shall begin not later than ten (10) days subsequent to such notice, and shall continue until agreement has been reached; and during such negotiations this Agreement shall remain in full force and effective provided, however, that if negotiations continue beyond the terminal date of this Agreement, either party may then terminate this Agreement upon ten
      (10) days written notice to the other party.

                             MEMO OF UNDERSTANDING

      It is agreed that the foregoing language substantially represents the terms and conditions of a new labor agreement between the Bremen Plant of SKF U.S.A. Inc. and Local 1368 of the U.A.W.

For the Union                                For the Company

/s/ [Illegible]                              /s/ [Illegible]
-----------------------------                -----------------------------
/s/ [Illegible]                              /s/ [Illegible]
-----------------------------                -----------------------------
/s/ [Illegible]                              /s/ [Illegible]
-----------------------------                -----------------------------
/s/ [Illegible]
-----------------------------                -----------------------------
/s/ [Illegible]                              /s/ [Illegible]
-----------------------------                -----------------------------

-----------------------------                -----------------------------

  Agreed this 18th day of July, 1996.

                                  APPENDIX "A"
                            RATES OF PAY LABOR GRADE
                                 JULY 20, 1996
                     EMPLOYEES HIRED PRIOR TO JULY 21, 1984
                               PROGRESSION SCALE

               REVIEW                                             FULL
LABOR        INTERVALS                                             JOB
GRADE         (MONTHS)                                            RATE
  1               1                                     10.94    11.09
  2               1                            10.97    11.07    11.22
  3               1                    11.08   11.18    11.28    11.43
  4               1         11.09      11.19   11.29    11.39    11.54
  5               1         11.19      11.29   11.39    11.49    11.64
  6               1         11.34      11.44   11.54    11.64    11.79
  7               1         11.42      11.52   11.62    11.72    11.87
  8               1         11.50      11.60   11.70    11.80    11.95
  9               1         11.57      11.67   11.77    11.87    12.02
 10               1         11.66      11.76   11.86    11.96    12.11
 11               1         11.74      11.84   11.94    12.04    12.19
 12               1         11.82      11.92   12.02    12.12    12.27


                       EMPLOYEES HIRED AFTER JULY 21, 1984
                             PRIOR TO JULY 19, 1996

               REVIEW                                             FULL
LABOR        INTERVALS                                             JOB
GRADE         (MONTHS)                                            RATE
  1               1                                     10.79    10.94
  2               1                            10.82    10.92    11.07
  3               1                    10.93   11.03    11.13    11.28
  4               1         10.94      11.04   11.14    11.24    11.39
  5               1         11.04      11.14   11.24    11.34    11.49
  6               1         11.19      11.29   11.39    11.49    11.64
  7               1         11.27      11.37   11.47    11.57    11.72
  8               1         11.35      11.45   11.55    11.65    11.80
  9               1         11.42      11.52   11.62    11.72    11.87
 10               1         11.51      11.61   11.71    11.81    11.96
 11               1         11.59      11.69   11.79    11.89    12.04
 12               1         11.67      11.77   11.87    11.97    12.12

                      EMPLOYEES HIRED AFTER JULY 19, 1996

               REVIEW                                            FULL
LABOR        INTERVALS                                            JOB
GRADE         (MONTHS)                                           RATE
  1               1                                      7.94    8.09
  2               1                             7.97     8.07    8.22
  3               1                    8.08     8.18     8.28    8.43
  4               1          8.09      8.19     8.29     8.39    8.54
  5               1          8.19      8.29     8.39     8.49    8.64
  6               1          8.34      8.44     8.54     8.64    8.79
  7               1          8.42      8.52     8.62     8.72    8.87
  8               1          8.50      8.60     8.70     8.80    8.95
  9               1          8.57      8.67     8.77     8.87    9.02
 10               1          8.66      8.76     8.86     8.96    9.11
 11               1          8.74      8.84     8.94     9.04    9.19
 12               1          8.82      8.92     9.02     9.12    9.27

                                   APPENDIX A
                            RATES OF PAY LABOR GRADE
                                  JULY 19, 1997
                     EMPLOYEES HIRED PRIOR TO JULY 21, 1984
                                PROGRESSION SCALE

               REVIEW                                             FULL
LABOR        INTERVALS                                             JOB
GRADE         (MONTHS)                                            RATE
  1               1                                     11.24    11.39
  2               1                            11.27    11.37    11.52
  3               1                    11.38   11.48    11.58    11.73
  4               1         11.39      11.49   11.59    11.69    11.84
  5               1         11.49      11.59   11.69    11.79    11.94
  6               1         11.64      11.74   11.84    11.94    12.09
  7               1         11.72      11.82   11.92    12.02    12.17
  8               1         11.80      11.90   12.00    12.10    12.25
  9               1         11.87      11.97   12.07    12.17    12.32
 10               1         11.96      12.06   12.16    12.26    12.41
 11               1         12.04      12.14   12.24    12.34    12.49
 12               1         12.12      12.22   12.32    12.42    12.57

                       EMPLOYEES HIRED AFTER JULY 23, 1984
                             PRIOR TO JULY 19, 1996

               REVIEW                                             FULL
LABOR        INTERVALS                                             JOB
GRADE         (MONTHS)                                            RATE
  1               1                                     11.19    11.34
  2               1                            11.22    11.32    11.47
  3               1                    11.33   11.43    11.53    11.68
  4               1         11.34      11.44   11.54    11.64    11.79
  5               1         11.44      11.54   11.64    11.74    11.89
  6               1         11.59      11.69   11.79    11.89    12.04
  7               1         11.67      11.77   11.87    11.97    12.12
  8               1         11.75      11.85   11.95    12.05    12.20
  9               1         13.82      11.92   12.02    12.12    12.27
 10               1         11.91      12.01   12.11    12.21    12.36
 11               1         11.99      12.09   12.19    12.29    12.44
 12               1         12.07      12.17   12.27    12.37    12.52

                      EMPLOYEES HIRED AFTER JULY 19, 1996

               REVIEW                                            FULL
LABOR        INTERVALS                                            JOB
GRADE         (MONTHS)                                           RATE
  1               1                                      8.24    8.39
  2               1                             8.27     8.37    8.52
  3               1                    8.38     8.48     8.58    8.73
  4               1          8.39      8.49     8.59     8.69    8.84
  5               1          8.49      8.59     8.69     8.79    8.94
  6               1          8.64      8.74     8.84     8.94    9.09
  7               1          8.72      8.82     8.92     9.02    9.17
  8               1          8.80      8.90     9.00     9.10    9.25
  9               1          8.87      8.97     9.07     9.17    9.32
 10               1          8.96      9.06     9.16     9.26    9.41
 11               1          9.04      9.14     9.24     9.34    9.49
 12               1          9.12      9.22     9.32     9.42    9.57

                                  APPENDIX "A"
                            RATES OF PAY LABOR GRADE
                                 JULY 18, 1998
                     EMPLOYEES HIRED PRIOR TO JULY 21, 1984
                               PROGRESSION SCALE

               REVIEW                                             FULL
LABOR        INTERVALS                                             JOB
GRADE         (MONTHS)                                            RATE
  1               1                                     11.54    11.69
  2               1                            11.57    11.67    11.82
  3               1                    11.68   11.78    11.88    12.03
  4               1         11.69      11.79   11.89    11.99    12.14
  5               1         11.79      11.89   11.99    12.09    12.24
  6               1         11.94      12.04   12.14    12.24    12.39
  7               1         12.02      12.12   12.22    12.32    12.47
  8               1         12.10      12.20   12.30    12.40    12.55
  9               1         12.17      12.27   12.37    12.47    12.62
 10               1         12.26      12.36   12.46    12.56    12.71
 11               1         12.34      12.44   12.54    12.64    12.79
 12               1         12.42      12.52   12.62    12.72    12.87


                      EMPLOYEES HIRED AFTER JULY 21, 1984
                             PRIOR TO JULY 19, 1996

               REVIEW                                             FULL
LABOR        INTERVALS                                             JOB
GRADE         (MONTHS)                                            RATE
  1                1                                   11.54     11.69
  2                1                           11.57   11.67     11.82
  3                1                   11.68   11.78   11.88     12.03
  4                1        11.69      11.79   11.89   11.99     12.14
  5                1        11.79      11.89   11.99   12.09     12.24
  6                1        11.94      12.04   12.14   12.24     12.39
  7                1        12.02      12.12   12.22   12.32     12.47
  8                1        12.10      12.20   12.30   12.40     12.55
  9                1        12.17      12.27   12.37   12.47     12.62
 10                1        12.26      12.36   12.46   12.56     12.71
 11                1        12.34      12.44   12.54   12.64     12.79
 12                1        12.42      12.52   12.62   12.72     12.87

                      EMPLOYEES HIRED AFTER JULY 19, 1996

               REVIEW                                            FULL
LABOR        INTERVALS                                            JOB
GRADE         (MONTHS)                                           RATE
  1                1                                    8.54     8.69
  2                1                            8.57    8.67     8.82
  3                1                   8.68     8.78    8.88     9.03
  4                1         8.69      8.79     8.89    8.99     9.14
  5                1         8.79      8.89     8.99    9.09     9.24
  6                1         8.94      9.04     9.14    9.24     9.39
  7                1         9.02      9.12     9.22    9.32     9.47
  8                1         9.10      9.20     9.30    9.40     9.55
  9                1         9.17      9.27     9.37    9.47     9.62
 10                1         9.26      9.36     9.46    9.56     9.71
 11                1         9.34      9.44     9.54    9.64     9.79
 12                1         9.42      9.52     9.62    9.72     9.87

                            MEMO OF UNDERSTANDING #1
                                  ARTICLE XVI
                                Bereavement Pay

The three days allowed must be taken. In other words, no pay can be taken in lieu of the time allowed off. Of course, if a person decides they only want one or two days off and wishes to work, this is their option. The days off must be consecutive and only at the time of the funeral. In other words, you cannot take one day at the time of the funeral and two days two months later for the same bereavement. In case the three days include Saturday and Sunday, the employee will not lose two paid days, but will take two additional days for Saturday and Sunday. For example, the employee would take off Friday, Monday and Tuesday with pay. If the bereavement occurs during the employee's vacation, the three days allowed should be taken immediately after the termination of the vacation time. The vacation time does not count against the three days allowed. If a holiday falls on one of the three days allowed, an extra day can be taken with pay.

                            MEMO OF UNDERSTANDING #2

The six (6) month and lateral move clause in the contract as waived for an employee who returns to the Job from which he was removed, if this move is made within one year. If his former job is posted within one year, and the employee declines to return to this Job at this time, he loses the rights of waiver.

                            MEMO OF UNDERSTANDING #3

While it is understood that the Company may experiment with equipment, it is not the intent of the Company to replace any bargaining unit employee with a salaried employee through the exercise of this right. In the case of foremen, they may perform such work under their jurisdiction as instructing, experimenting, or relieving bottlenecks in production, but no bargaining unit employee shall lose a work opportunity as a result.

                            MEMO OF UNDERSTANDING #4

Where a work opportunity is lost, the Company shall be liable for a minimum of 4 hours at time and one half for work performed by non-bargaining unit employees normally performed by bargaining unit employees.


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

                            MEMO OF UNDERSTANDING #5

     After twelve (12) months service in labor grade 6 in the Maintenance Department, the employee will automatically transfer to Grade 8 (General Maintenance Mechanic) providing he can successfully pass a working test pertaining to the Grade 8 classification.

                            MEMO OF UNDERSTANDING #6
                            ABSENTEEISM AND LATENESS

     Absenteeism and lateness records will be reviewed on a monthly basis. Employees with an excused absence will not be affected.

     The warning system in regard to absenteeism and lateness will operate as follows:

     1.   First - Written
     2.   Second - Written
     3.   Third - Written - 3 day suspension
     4.   Fourth - Written - Discharge

     Warning slips will be retracted from the employees records by the following method:

     All outstanding warnings are eliminated with the advent of the new labor agreement. A probationary period of one-hundred twenty (120) days will exist for each warning given. If after the issuance of a warning the one-hundred twenty
(120) day period elapses and no further warnings are given, the warning will be removed from the employee's records. The one-hundred twenty (120) day period will prevail for each warning in the employee's file.

                            MEMO OF UNDERSTANDING #7
                                BREAK-IN PERIOD

     Effective immediately employees operating on machine controlled incentive standards (Cut-off and Grinder) who are training new men will be paid three (3) labor grades higher than their present classifications. Since all operators in these two departments are Grade 6, during the time of actual training the operators base pay will be the top step in Labor Grade 9. Training time will be considered as time spent with a new operator. When a


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

new operator moves to one machine the training time will cease and the base pay will revert back to Grade 6.

When assembly operators train other employees they will be paid the top step of labor grade 4.

                            MEMO OF UNDERSTANDING #8

Saturday time and one-half and Sunday double time will be defined as follows:

For a one shift or two shift operation time and one-half will start at 24:00 hours Friday and cease at 24:00 hours Saturdays. Double time will start at 24:00 hours Saturdays and cease at 24:00 hours Sundays.

For a three shift operation time and one-half will start at 23:00 hours Fridays and cease at 23:00 hours Saturdays. Double time will start at 23:00 hours Saturdays and cease 23:00 hours Sundays.

                            MEMO OF UNDERSTANDING #9

In the event a junior worker in a department is transferred to another shift and the transfer exceeds forty-five (45) days, a bid for a shift preference must be posted when the vacancy is filled.

If the transfer does not exceed forty-five (45) days, the Employee that was transferred will have to return to the shift.

                           MEMO OF UNDERSTANDING #10

Employees on temporary transfer to another department will work the hours as scheduled in that department during the transfer. If they receive less than 16 hours notice of a temporary transfer, they shall have the option of working either the hours scheduled in their own department or those scheduled in the department to which the temporary move was made.

                           MEMO OF UNDERSTANDING #11
                       CONCERNING ARTICLE XII, SECTION 7

This provision protects Union officers from the vagaries of bumping/layoff during the terms of office. Therefore they are to remain on the shift to which they are assigned until the abolition of that shift or upon voluntary removal to another shift.


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

On the other hand, this provision in no way permits a Union officer to use his privileges for purposes of vacation or promotion preference, etc.

To allow the bumping of Union committeemen or officers without respect to shift retention, it is technically possible to have them all confined to one shift while the other shifts have no representation. Of course this was never the intention, since such an eventuality would leave Company-Union contracts in an unworkable state.

                           MEMO OF UNDERSTANDING #12

Shift preference may be exercised twice per year, but an employee must stay on the shift for six months after exercising this right. It is the obligation of the employee to notify the Company if he wishes a shift preference.

In exercising the shift preference, the employee will bump the least senior employee in the same job on the shift he desires to transfer to provided his seniority is greater. The displaced employee will then bump the least senior employee in the same job on the next shift of priority, provided his seniority is greater. Priority of shifts will be in day, middle and evening turn order.

                           MEMO OF UNDERSTANDING #14

If a Knobbing Department employee is not present, abrasive can be run by a temporarily transferred employee. When the Knobbing Department is not staffed,

Knob Removal and Green Tumble parts will be gaged, run to size, and shut off, if necessary, by either Quality Control or the Watchman. Knob removal parts when done are to be rinsed clean and put to lime to prevent pitting.

                           MEMO OF UNDERSTANDING #15

The following will prevail for employees who are successful bidders on open jobs but circumstances prevent them from moving:

1. If after two (2) weeks from date of bidding the employee is still held within department, he will receive make up pay equal to his present step in the Labor Grade in which he was the successful bidder. Seniority will commence in the new Department at this time,

Note:

     Incentive earnings will not be calculated on the make up pay. Overtime will not be paid on make up pay but will be paid on hours worked at straight time.

2. Successful bidders shall not be detained for any time in excess of five (5) weeks from their bidding date unless approved by the employee.

3. At the time of the actual transfer the employee will automatically be placed at a rate on the progression rate scale per company policy.

                           MEMO OF UNDERSTANDING #16

     It is the policy of the Company to encourage its employees to prepare themselves voluntarily for increased responsibility by studying accredited semi-technical, technical, and professional subjects related to the Company's business. To aid the employee, the Company has instituted a Tuition Refund Plan by which 75% of the tuition paid by each employee will be refunded on approved and satisfactorily completed subjects.

                           MEMO OF UNDERSTANDING #17

     When work which the bargaining unit normally performs is to be subcontracted, it will be done on the basis of time or money or special equipment or expertise.


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

When work is to be contracted out, the Company will inform the Union and explain the necessity prior to the subcontracting.

                           MEMO OF UNDERSTANDING #18

Press operators will use the lathe only for purposes of polishing tooling.

                           MEMO OF UNDERSTANDING #19

The first step of the four steps on the Progression Scale will not apply to employees bidding to another labor grade.

The four step Progression Scale will only apply to new employees hired after July 22, 1978.

                           MEMO OF UNDERSTANDING #20

Until such time as rates can be established in labor grades 10 through 12. employees within those classifications will be paid at 130% of their base rates on a weekly basis.

                           MEMO OF UNDERSTANDING #21

When an employee is laid off from a job he will have recall rights to that job for 42 months.

                              LABOR UNITS & GRADES

UNIT #1                                       UNIT #3

Cut Off - 6                                   Assembly - 1
Heat Treat - 7                                Inspection - 2
Grinding - 6                                  Inspection Leader - 4
Ass'y Leader - 6                              Floor Person - 4
Process Inspection - 6                        Roller MIC Operator - 4
Quality Assurance - 6                         Material Handler/Sorter - 5
Press Operators - 7
Flexible Worker - 7

                                              UN1T #4
UNIT #2
                                              Maintenance - 10
Knobbing - 4
Liming Lead - 5                               UNIT #5
Liming Helper - 3
Shipping & Receiving - 4                      Tool Room - 8
Shipping Lead Person - 6                      Tool Room - 10
Store Room Attendant - 4                      Tool Room - 11
Waste Treatment Operator - 5                  Rool Room - 12
Shift Helper/Sorter - 3                       Store Room Lead - 9


                                               LABOR UNIT
                                               All Labor Grade #2 Jobs

                           MEMO OF UNDERSTANDING #22

It is the obligation of the employee to notify the Company of any absence on the first day of the occurrence. Failure to do so could result in disciplinary action.

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

                           MEMO OF UNDERSTANDING #24

It is understood that the Company will not resort to a four shift basis because of lack of available equipment due to disrepair.

                           MEMO OF UNDERSTANDING #25

The Company will supply each maintenance employee with lightweight coveralls; however, the employee will be responsible for the garment's upkeep. In order to receive a replacement uniform, an employee will be required to turn in the one that has been furnished.

                           MEMO OF UNDERSTANDING #26

The Company agrees to make weekly payroll deductions for credit union. Company assumes no obligation other than one gross deduction per employee, per payroll period to be forwarded to one of two credit unions mutually agreed to by the Company and the Union.

                           MEMO OF UNDERSTANDING #27

It is agreed that during the term of this contract the waste treatment operator's shift will run from 1:00 p.m. to 9:30 p.m. with a one-half hour unpaid lunch period.

                           MEMO OF UNDERSTANDING #28

Each week the total paid wages, excluding overtime premium, is divided by the total hours worked. This yields the average hourly rate for the week. The eight highest week's average hourly rate within the six-month period is used to calculate the vacation hourly rate. This is determined by adding the average hourly rate for the eight highest weeks and dividing the total by eight (8).

                           MEMO OF UNDERSTANDING #29

When a department is placed on a 4 shift operation, all employees in the affected department will be assigned to that schedule only. The holiday schedule for the 4 shift operation shall be determined by the Company and union and posted by the beginning (January) of each year.

                           MEMO OF UNDERSTANDING #30

Employees will be allowed one day off with no pay due to the death of a spouse's grandparents.


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

                           MEMO OF UNDERSTANDING #31

In the event of a workforce reduction, the employee with flexible worker classification may be bumped the same as any other employee on the basis of his seniority. Further, the flexible worker will be assigned to a given shift. Any changes in the schedule is subject to union approval.

                     MEMO OF UNDERSTANDING ON EYE EXAM #32

The Company will provide one eye exam per employee during the life of the current contract for those employees who are not presently covered by an eye examination program.

                           MEMO OF UNDERSTANDING #33

The Company will make every effort to avoid scheduling only one employee per shift.

                           MEMO OF UNDERSTANDING #34

Any employee hired after 7/16/93 will pay $7.00 per week toward medical insurance for an individual and $12.00 per week for a family. Any employee hired after 7/19/96 will pay $9.00 per week toward medical insurance for an individual and $15.00 per week for a family.

                           MEMO OF UNDERSTANDING #35

It is not the intent of the Company to compel an employee on a Family Medical Leave to use vacation during that period.

                           MEMO OF UNDERSTANDING #36

Employees hired after July 19, 1996, will start at $3.00 per hour lower than the prevailing wage scale in effect for this labor agreement.

                           MEMO OF UNDERSTANDING #37

Heat Treat Operators will be paid Labor Grade 9 when they operate three (3) furnaces.

                           MEMO OF UNDERSTANDING #38

It is understood that the Company and the Union will discuss the possibility of replacing the present incentive system with a gainsharing program that will be acceptable to both parties.

                           MEMO OF UNDERSTANDING #39

If an employee is on vacation the week that Union dues are withheld, the Company agrees to provide the Union with the names along with the hourly rate that they were paid.


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

                         AMENDMENT TO THE PENSION PLAN
                              FOR HOURLY EMPLOYEES
                     BREMEN, INDIANA PLANT OF SKF USA INC.

The present minimum pension formula shall be improved by increasing the pension per month per year of service from $24.00 to $27.00 for retirements on or after August 31 1996.

                            RETIREE HEALTH INSURANCE

Any employee retiring during the life of this agreement will have his benefits capped at whatever the cost of those benefits on August 1, 1996. These benefits have been capped at $234.14.

                  IMPROVEMENTS IN GROUP LIFE, ACCIDENTAL DEATH
          AND DISMEMBERMENT, AND ACCIDENT AND HEALTH INSURANCE BENEFITS
                     BREMEN, INDIANA PLANT OF SKF USA INC.

1. The weekly accident and health benefit will be $175.00 for disabilities commencing on or after August 1, 1996.

2. Effective August 1, 1985, the amount of group life and accidental death and dismemberment insurance active employees will be increased from $9,000 to $10,000. Life and accidental death and dismemberment insurance for active employee age 66 or over will be $6,500.

     Life insurance is continued upon retirement under Pension Plan but is reduced to $1,800 upon your attainment of age 66, $1,600 upon your attainment of age 67, $1,500 upon your attainment of age 68 and thereafter.

       IMPROVEMENTS IN THE MAJOR DENTAL PLAN BREMEN PLANT OF SKF USA INC.

1. Effective September 1, 1981, the maximum benefit payable for all covered dental services received during any calendar year will be increased from $750 to $1,000.

2. Effective September 1, 1981, payment will be provided for 100% of the Usual and Customary charges for the following dental care services:

          (a)  Oral examinations.
          (b)  Periapical and bitewing x-rays.
          (c)  Topical fluoride application.
          (d)  Prophylaxis, including cleaning, scaling, and polishing
          (e)  Denture repair.
          (f)  Palliative emergency treatment.
          (g) Fillings, consisting of silver amalgam, silicate and plastic restoration.
          (h)  Simple extractions involving less than six teeth.


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

                             MAJOR MEDICAL BENEFITS
                                EFFECTIVE 9-1-96
                                Bremen, IN Plant

Major Medical benefits are determined as follows: From the Covered Medical Expenses which are incurred in any calendar year by any enrolled member for any and all conditions or illnesses regardless of whether related, there is subtracted the sum of: $200.00 (the deductible amount) plus the amount under the terms of the basic plan.

The Major Medical Expense Plan will pay 80% of the remaining Covered Medical Expenses subject to a maximum of $1,000,000.00 for any all conditions or illnesses regardless of whether related, for you and for each eligible dependent, except for special provisions for treatment of mental ailments.

                                  Deductibles

The following provisions pertain to the deductible amount:

1. A separate deductible amount is payable with respect to each calendar year in which Covered Medical Expenses are incurred: except that if you had expenses in the last three (3) months of any calendar year which could have been counted toward your $200.00 deductible for that year but the full deductible was not met, they can then be counted toward the $200.00 annual deductible for the next year.

2. Each enrolled member (employee or eligible dependent) must satisfy his own deductible, except that:

     a. In the case of an accident involving an employee and/or one or more dependents, only one deductible is applied in any calendar year with respect to expenses for injuries to the family members which resulted from that accident.

     b. The deductible will not be applied more than three (3) times with respect to Covered Expenses incurred by an employee and all enrolled dependents in any calendar year.

3. Basis plan deductibles or co-payments will not be eligible towards this Major Medical deductible.


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

                      BLUE CROSS HOSPITALIZATION INSURANCE
                                EFFECTIVE 9-1-96
                                Bremen, IN Plant

An individual deductible of $250.00 will apply for all in-patient hospitalization admissions during the course of one calendar year.

The deductible will not be applied more than two times with respect to in-patient admissions incurred by an employee and all enrolled dependents in a calendar year.


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